EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2020 Results

MARIETTA, Pa., April 28, 2020 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA and DGICB) today reported its financial results for the first quarter of 2020.

The Company will hold a conference call to discuss these results on Wednesday, April 29, 2020 at 11:00 A.M. Eastern Time. You may listen to the webcast of this conference call by accessing the event link at http://investors.donegalgroup.com.

Significant items include:

  Net income of $3.7 million, or 13 cents per diluted Class A share, for the first quarter of 2020, compared to $23.0 million, or 82 cents per diluted Class A share, for the first quarter of 2019
  Net investment losses of $10.7 million for the first quarter of 2020, primarily related to unrealized losses in the fair value of equity securities held at March 31, 2020, compared to net investment gains of $18.1 million for the first quarter of 2019 that included $12.7 million from the sale of Donegal Financial Services Corporation
  Net premiums earned of $187.3 million for the first quarter of 2020 decreased 0.4% compared to the first quarter of 2019
  Net premiums written1 of $198.2 million for the first quarter of 2020 decreased 0.8% compared to the first quarter of 2019
  Combined ratio of 97.0% for the first quarter of 2020, compared to 99.3% for the prior-year quarter
  Book value per share of $15.92 at March 31, 2020, compared to $15.67 at year-end 2019
	Three Months Ended March 31,
	2020	2019	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$187,253	$188,073	-0.4%
Investment income, net	7,376	7,049	4.6
Net investment (losses) gains	(10,695)	18,097	NM2
Total revenues	184,911	214,714	-13.9
Net income	3,731	23,023	-83.8
Non-GAAP operating income[1]	12,341	7,302	69.0

Per Share Data
Net income – Class A (diluted)	$0.13	$0.82	-84.1%
Net income – Class B	0.12	0.75	-84.0
Non-GAAP operating income – Class A (diluted)	0.43	0.26	65.4
Non-GAAP operating income – Class B	0.40	0.24	66.7
Book value	15.92	15.10	5.4

1The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “While we are pleased with our results for the first quarter of 2020, our thoughts are centered on the impact that the COVID-19 pandemic is having both globally and locally on our employees, agents, policyholders and stockholders. Donegal Group is closely monitoring the ongoing impact of the pandemic while adhering to the various government requirements and evolving regulations throughout the regions where we operate. We proactively implemented measures in mid-March to promote the safety and health of employees and their families and to ensure a continuation of essential services to agents and policyholders. Our core operations are functioning effectively with the vast majority of our employees performing their duties remotely. We will continue to adapt to meet the changing needs of our customers and to respond to challenges resulting from the ongoing economic impacts in the coming months.”

Mr. Burke continued, “Net income for the first quarter of 2020 benefitted from solid underwriting performance, with the 97.0% combined ratio for the first quarter of 2020 comparing favorably to the 99.3% combined ratio for the prior-year quarter. We continued to gain traction on underwriting initiatives we have implemented to improve profitability. Our commercial lines segment continued to perform well in spite of ongoing commercial automobile profitability challenges, and we are pleased with the continuing growth we achieved in that segment. The favorable underwriting performance was partially offset by net investment losses, primarily related to the decline in the market value of equity securities we held at March 31, 2020. Setting aside the impact of equity market volatility primarily related to COVID-19, we were pleased with our operating performance for the first quarter of 2020.”

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer of Donegal Group Inc., commented on the first quarter results, “Net premiums written declined slightly as we continued to shift our business mix toward a greater proportion of commercial lines where we have historically achieved higher levels of profitability. The loss ratio was 62.6% for the first quarter of 2020, compared to 65.5% for the prior-year quarter, with the decrease largely due to a combination of improving loss cost trends in our core lines of business and relatively mild winter weather conditions throughout our operating regions. The expense ratio for the first quarter of 2020 increased modestly, in part due to our continuing implementation of new technology initiatives that will ultimately enhance our operational capabilities and efficiency. We recorded a $1.6 million income tax benefit during the first quarter of 2020 related to the anticipated carryback of 2018 net operating losses to past tax years, as allowed under the Coronavirus Aid, Relief and Economic Security Act that was enacted in March 2020.”

Mr. Burke concluded, “Our net income along with unrealized gains within our available-for-sale fixed-maturity portfolio due to a decline in market interest rates during the first quarter of 2020 contributed to an increase in our book value to $15.92 at March 31, 2020, compared to $15.67 at December 31, 2019.”

Insurance Operations
Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended March 31,
	2020	2019	% Change

	(dollars in thousands)

Net Premiums Earned
Commercial lines	$101,775	$91,481	11.3%
Personal lines	85,478	96,592	-11.5
Total net premiums earned	$187,253	$188,073	-0.4%

Net Premiums Written
Commercial lines:
Automobile	$38,393	$34,302	11.9%
Workers' compensation	34,169	33,392	2.3
Commercial multi-peril	40,427	37,840	6.8
Other	8,710	8,147	6.9
Total commercial lines	121,699	113,681	7.1
Personal lines:
Automobile	47,768	56,026	-0.1
Homeowners	23,777	25,028	-5.0
Other	4,993	5,180	-3.6
Total personal lines	76,538	86,234	-11.2
Total net premiums written	$198,237	$199,915	-0.8%

Net Premiums Written

The 0.8% decrease in net premiums written for the first quarter of 2020 compared to the first quarter of 2019, as shown in the table above, represents an 11.2% decline in personal lines net premiums written, offset by 7.1% growth in commercial lines net premiums written. The $1.7 million decline in net premiums written for the first quarter of 2020 compared to the first quarter of 2019 included:

  $8.0 million increase in commercial lines premiums that we attribute primarily to new commercial accounts our insurance subsidiaries have written throughout their operating regions and a continuation of renewal premium increases.
  $9.7 million decline in personal lines premiums that we attribute to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies, as well as the non-renewal of unprofitable personal lines business in seven states that was completed in February 2020, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months ended March 31, 2020 and 2019:

	Three Months Ended
	March 31,
	2020	2019

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	58.9%	60.4%
Loss ratio (weather-related)	3.7	5.1
Expense ratio	33.4	32.6
Dividend ratio	1.0	1.2
Combined ratio	97.0%	99.3%

Statutory Combined Ratios
Commercial lines:
Automobile	117.4%	116.5%
Workers' compensation	90.1	88.8
Commercial multi-peril	89.1	90.9
Other	64.2	65.2
Total commercial lines	96.0	96.4
Personal lines:
Automobile	100.0	101.3
Homeowners	90.7	95.4
Other	66.5	70.3
Total personal lines	94.7	97.8
Total lines	95.4%	97.1%

For the first quarter of 2020, the loss ratio decreased to 62.6%, compared to 65.5% for the first quarter of 2019. Weather-related losses of $6.9 million for the first quarter of 2020, or 3.7 percentage points of the loss ratio, decreased from $9.7 million for the first quarter of 2019, or 5.1 percentage points of the loss ratio. Weather-related loss activity for the first quarter of 2020 was lower than our previous five-year average of $10.7 million for first-quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the first quarter of 2020 were $6.3 million, or 3.4 percentage points of the loss ratio. That amount was slightly lower than the large fire losses of $6.6 million, or 3.5 percentage points of the loss ratio, for the first quarter of 2019.

Net development of reserves for losses incurred in prior accident years of $4.3 million decreased the loss ratio for the first quarter of 2020 by 2.3 percentage points, compared to $4.0 million that decreased the loss ratio for the first quarter of 2019 by 2.1 percentage points. With the exception of modest unfavorable development in the homeowners and commercial automobile lines of business, our insurance subsidiaries experienced modest favorable development in all lines of business in the first quarter of 2020.

The expense ratio was 33.4% for the first quarter of 2020, compared to 32.6% for the first quarter of 2019. The increase in the expense ratio reflected an increase in technology systems-related expenses and higher underwriting-based incentive costs for the first quarter of 2020 compared to the prior-year quarter.

Investment Operations
Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 89.7% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at March 31, 2020.

	March 31, 2020		December 31, 2019
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$97,619	8.4%	$102,281	9.2%
Obligations of states and political subdivisions	277,449	23.9	261,431	23.5
Corporate securities	315,225	27.2	315,641	28.4
Mortgage-backed securities	351,327	30.2	361,693	32.6
Total fixed maturities	1,041,620	89.7	1,041,046	93.7
Equity securities, at fair value	46,179	4.0	55,477	5.0
Short-term investments, at cost	72,719	6.3	14,030	1.3
Total investments	$1,160,518	100.0%	$1,110,553	100.0%

Average investment yield	2.6%		2.8%
Average tax-equivalent investment yield	2.7%		2.9%
Average fixed-maturity duration (years)	3.8		4.2

Short-term investments at March 31, 2020 increased by $58.7 million from the year-end 2019 balance, primarily reflecting contingent liquidity funding that Atlantic States Insurance Company, our largest insurance subsidiary, obtained in March 2020 for added security in light of uncertainty surrounding the economic impact of the COVID-19 pandemic. Atlantic States Insurance Company issued $50.0 million of debt to the Federal Home Loan Bank of Pittsburgh in exchange for a cash advance in the same amount. The debt carries a fixed interest rate of 0.83% and is due in March 2021.

Net investment income of $7.4 million for the first quarter of 2020 increased 4.6% compared to $7.0 million in net investment income for the first quarter of 2019. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year first quarter.

Net investment losses of $10.7 million for the first quarter of 2020 were primarily related to unrealized losses in the fair value of equity securities held at March 31, 2020. Net investment gains of $18.1 million for the first quarter of 2019 included $12.7 million from the sale of Donegal Financial Services Corporation with the remainder primarily related to unrealized gains in the fair value of equity securities we held at March 31, 2019.

Definitions of Non-GAAP and Operating Measures
We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended March 31,
	2020	2019	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$187,253	$188,073	-0.4%
Change in net unearned premiums	10,984	11,842	-7.2
Net premiums written	$198,237	$199,915	-0.8%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended March 31,
	2020	2019	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$3,731	$23,023	-83.8%
Investment losses (gains) (after tax)	8,449	(15,721)	NM
Other, net	161	-	NM
Non-GAAP operating income	$12,341	$7,302	69.0%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.13	$0.82	-84.1%
Investment losses (gains) (after tax)	0.29	(0.56)	NM
Other, net	0.01	-	NM
Non-GAAP operating income – Class A	$0.43	$0.26	65.4%

Net income – Class B	$0.12	$0.75	-84.0%
Investment losses (gains) (after tax)	0.27	(0.51)	NM
Other, net	0.01	-	NM
Non-GAAP operating income – Class B	$0.40	$0.24	66.7%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

We will hold a conference call and webcast on Wednesday, April 29, 2020, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on our website at http://investors.donegalgroup.com. A replay of the conference call will also be available via our website.

About Donegal Group Inc.

Donegal Group is an insurance holding company. The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. Our Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including growing profitably in commercial lines, improving our financial performance, leveraging technology to transform our business, strategically modernizing our business in order to achieve operational excellence and competing effectively to enhance our market position.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to attract new business, retain existing business and collect balances due to us as a result of the prolonged economic challenges resulting from the COVID-19 pandemic and related business shutdown, adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage exclusions, changes in regulatory requirements and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2020	2019

Net premiums earned	$187,253	$188,073
Investment income, net of expenses	7,376	7,049
Net investment (losses) gains	(10,695)	18,097
Lease income	109	111
Installment payment fees	868	1,089
Equity in earnings of DFSC	-	295
Total revenues	184,911	214,714

Net losses and loss expenses	117,247	123,111
Amortization of deferred acquisition costs	29,937	30,592
Other underwriting expenses	32,598	30,685
Policyholder dividends	1,842	2,350
Interest	224	565
Other expenses, net	560	566
Total expenses	182,408	187,869

Income before income tax (benefit) expense	2,503	26,845
Income tax (benefit) expense	(1,228)	3,822

Net income	$3,731	$23,023

Net income per common share:
Class A - basic and diluted	$0.13	$0.82
Class B - basic and diluted	$0.12	$0.75

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	23,260,386	22,849,717
Class A - diluted	23,448,022	22,921,267
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$198,237	$199,915

Book value per common share
at end of period	$15.92	$15.10

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2020	2019

	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$487,157	$476,094
Available for sale, at fair value	554,463	564,952
Equity securities, at fair value	46,179	55,477
Short-term investments, at cost	72,719	14,030
Total investments	1,160,518	1,110,553
Cash	52,282	49,319
Premiums receivable	182,064	165,733
Reinsurance receivable	374,758	367,021
Deferred policy acquisition costs	60,315	59,285
Prepaid reinsurance premiums	163,623	142,476
Other assets	29,811	28,774
Total assets	$2,023,371	$1,923,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$888,212	$869,674
Unearned premiums	542,278	510,147
Accrued expenses	22,026	28,454
Borrowings under lines of credit	85,000	35,000
Subordinated debentures	5,000	5,000
Other liabilities	21,294	23,870
Total liabilities	1,563,810	1,472,145
Stockholders' equity:
Class A common stock	263	262
Class B common stock	56	56
Additional paid-in capital	269,889	268,152
Accumulated other comprehensive income	3,704	504
Retained earnings	226,875	223,268
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	459,561	451,016
Total liabilities and stockholders' equity	$2,023,371	$1,923,161

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com